Company Contacts:

Victoria M. Holt	Randy C. Martin

President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

(314) 721-4242	(314) 721-4242

For Immediate Release Wednesday, June 13, 2012

SPARTECH ANNOUNCES SECOND QUARTER RESULTS
_________________________________

St. Louis, Missouri, June 13, 2012 - Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging solutions, announced today operating results for the second quarter of 2012.

Highlights for the Second Quarter 2012

•	Net sales increased by 6% to $298.3 million over the prior year quarter.

•	Operating earnings excluding special items increased to $8.5 million from $7.6 million in the prior year period, reflecting improved operating margins and increased volume.

•	Diluted earnings per share from continuing operations, excluding special items, were $0.12 per share, an increase of $0.02 per share over the prior year period.

•	Generated $15.5 million of cash flow from operations.

•	Segment results reflect higher margin product mix shift and continued efforts to increase operating efficiencies.

Vicki Holt, Spartech's President and Chief Executive Officer, said, "We achieved solid results in the second quarter that exceeded the comparable period in the prior year. Driven by the continued execution of our strategic plan, our results reflect sales growth, improved margins and our ongoing efforts to manage costs. We achieved a margin increase in our Custom Sheet and Rollstock segment, improved volume in the Color and Specialty Compounds segment, and operational efficiencies across the Company."

Holt added, “Our focus in the second half of the year remains on executing our strategic initiatives. This includes implementing operational improvements to enhance margins, accelerating growth in our specialty products and continuing to reduce our cost structure. Two actions that we are undertaking in support of these priorities are the consolidation of two Custom Sheet and Rollstock operating facilities in Canada into one by the end of the year and the expansion of our operations in Muncie, Indiana to support our growth initiatives in higher margin packaging product lines and new customer programs. We expect these actions, will drive additional improvement in our financial results and enhance shareholder value."

Consolidated Results
Net sales were $298.3 million for the second quarter of 2012, representing a 6% increase over the prior year. This reflects a 4% increase at Custom Sheet and Rollstock, a 2% decrease at Packaging Technologies and a 15% increase at Color and Specialty Compounding. The increase reflects a 5% favorable price/mix and a 1% increase in underlying volume. The increase in underlying volume is primarily attributed to the higher volume related to the construction and transportation end markets, coupled with increased sales for custom thermoformed applications. These were offset by decreased volume to the appliance and electronics market, graphic arts sales, and the lawn and garden segment.

Gross margin per pound sold increased from 11.5 cents for the three months ended April 30, 2011 to 12.6 cents for the three months ended May 5, 2012. The increase primarily reflects improved material margin from an improved mix of high material margin products and operating improvements such as increased production yield and regrind material usage, which was somewhat offset by increased costs. Cost increases compared to last year are the result of increases in repairs and maintenance, labor and benefit expenses, including health care and training costs.

Selling, general and administrative expenses were $20.9 million in the second quarter of 2012 compared to $19.0 million in the prior year. The increase of $1.9 million is primarily attributed to higher consulting and legal costs, travel expenses and compensation costs. These were slightly offset by lower bad debt expense. Additionally, $0.9 million of the increase reflects a change in foreign currency. Foreign currency losses were $0.4 million for the second quarter of 2012 compared to foreign currency gains of $0.5 million in same period last year.

Interest expense, net of interest income, was $2.9 million in the second quarter of 2012 compared to $2.7 million in the same period of the prior year. The increase was primarily due to an increase in interest rates on existing debt.

Income tax expense was $1.9 million in the second quarter of 2012 compared to an expense of $1.6 million in the second quarter of 2011.

Net earnings from continuing operations were $3.7 million or $0.12 per diluted share for the second quarter of 2012, compared to net earnings from continuing operations of $2.8 million or $0.09 per diluted share in the prior year. Excluding special items (restructuring and exit costs), net earnings from continuing operations were $3.7 million or $0.12 per diluted share for the second quarter of 2012, compared to a net earnings of $3.2 million or $0.10 per diluted share in the prior year.

Cash flows from operations in the second quarter of 2012 were $15.5 million. These cash flows reduced debt and funded $4.5 million in capital expenditures focused on building capacity for new specialty product lines including the Muncie, Indiana plant expansion.

Segment Results
The results of Spartech's three operating segments are discussed below. A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.

Custom Sheet and Rollstock - Net sales were $156.0 million for the three months ended May 5, 2012, representing a 7% increase from price/mix offset by a decrease in underlying volume of 3% when compared to 2011. The underlying sales volume primarily reflects a decrease in sales volume to the appliance and electronics end market, somewhat offset by an increase in sales to the automotive sector and for custom thermoformed applications. The price/mix increase was mostly caused by a product mix that included a greater percentage of higher priced products. Operating earnings excluding special items were $8.6 million for the three months ended May 5, 2012 compared to $8.0 million for the three months ended April 30, 2011. The increase in earnings can be attributed to an increased mix of higher margin products and operating improvements such as increased production yield and regrind material usage, which were offset by increased costs related to compensation, repairs and maintenance and travel costs.

Packaging Technologies - Net sales were $61.3 million for the three months ended May 5, 2012, representing a 3% increase from price/mix and a decrease in underlying volume of 5% when compared to 2011. Underlying sales volume in this segment was down due to a significant decrease in volume to the graphic arts market, coupled with a decrease in sales to the food packaging market. The price/mix increase was primarily related to a product mix that included a greater percentage of higher priced products. Operating earnings excluding special items were $5.2 million for the three months ended May 5, 2012 compared to $6.5 million for the three months ended April 30, 2011. The decrease in earnings can be attributed to the decrease in volume, which was somewhat offset by a greater mix of high margin product compared to the prior year.

Color and Specialty Compounds - Net sales were $81.0 million for the three months ended May 5, 2012, representing a 7% increase from price/mix and an increase in underlying volume of 8% when compared to 2011. Underlying sales volume for this segment was up due to an increase in sales to the commercial construction, transportation and agriculture markets, somewhat offset by a decrease in sales to the lawn and garden end market. The price/mix increase was mostly caused by a product mix that included a greater percentage of higher priced products. Operating earnings excluding special items were $2.7 million for the three months ended May 5, 2012 compared to operating earnings of $0.4 million in the same period of the prior year. The significant increase in operating earnings was due to the increase in sales volume, benefits from improvements on key operating metrics and greater mix of high margin product compared to the prior year, which more than offset the impact of cost increases related to repairs and maintenance, compensation and legal costs.

Outlook
As indicated by the earnings increase in the second quarter, Spartech is achieving positive momentum that the Company believes will lead to measurable improvement in its annual earnings per share in 2012 over the prior year. In the second half of the year, Spartech intends to build on its foundation from the turnaround efforts in the Custom Sheet and Rollstock and Color and Specialty Compounds segments over the last several quarters to improve margins. Despite the impact of uncertain demand, direct and indirect exposure to European markets, and dynamic raw materials pricing, the Company is continuing to shift its product mix toward more specialized and higher margin products. Spartech continues its focus on providing innovative and sustainable plastics solutions and executing further operating improvements and cost reductions to provide enhanced value to its investors.

Special Items and Discontinued Operations
The Company completed its previously announced restructuring efforts and therefore did not record any restructuring and exit costs in the second quarter of 2012 compared to $0.5 million in the prior year. Restructuring and exit costs were comprised of employee severance, facility consolidation and shut-down costs and fixed asset valuation adjustments for assets related to restructured facilities.

Discontinued operations include the former marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas, which were all shutdown in 2009 and the wheels and profiles businesses that were divested in 2009.

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Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Thursday, June 14, 2012, to discuss Spartech's second quarter 2012 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via webcast by logging onto www.spartech.com, or via phone by dialing (877) 724-7545 and providing the Conference ID #: 40098648. International callers may dial (832) 900-4628.

Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers.  The Company's three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

Cautionary Statements Concerning Forward-Looking Statements

Statements in this Form 10-Q that are not purely historical, including statements that express the Company’s belief, anticipation or expectation about future events, are forward-looking statements. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations and include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ from our forward-looking statements are as follows:

(a)	Adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce

(b)	Restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments and inability to access capital markets

(c)	Our ability to compete effectively on product performance, quality, price, availability, product development, and customer service

(d)	Adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical

(e)
Volatility of prices and availability of supply of energy and raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future impacts of natural disasters

(f)	Our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs

(g)	Our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives

(h)	Our inability to collect all or a portion of our receivables with large customers or a number of customers

(i)	Loss of business with a limited number of customers that represent a significant percentage of our revenues

(j)	Possible asset impairments

(k)
Our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with announced production plant consolidations and line moves

(l)	Adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations

(m)	Our inability to develop and launch new products successfully

(n)	Possible weaknesses in internal controls
We assume no responsibility to update our forward-looking statements.

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	May 5,	April 30,	May 5,	April 30,
(Unaudited and dollars in thousands, except per share data)	2012	2011	2012	2011
Net sales	$298,323	$282,551	$580,104	$517,334
Costs and expenses
Cost of sales	268,500	255,474	528,609	471,851
Selling, general and administrative expenses	20,852	19,010	42,628	37,984
Amortization of intangibles	422	422	845	845
Restructuring and exit costs	—	548	—	1,377
Total costs and expenses	289,774	275,454	572,082	512,057
Operating earnings	8,549	7,097	8,022	5,277
Interest expense, net of interest income	2,929	2,686	5,949	5,257
Earnings from continuing operations before income taxes	5,620	4,411	2,073	20
Income tax expense (benefit)	1,946	1,564	670	(987)
Net earnings from continuing operations	3,674	2,847	1,403	1,007
Net (loss) earnings from discontinued operations, net of tax	(3)	(225)	18	2,646
Net earnings	3,671	2,622	1,421	3,653

Basic earnings (loss) per share:
Earnings from continuing operations	$0.12	$0.09	$0.05	$0.03
(Loss) earnings from discontinued operations, net of tax	—	(0.01)	—	0.09
Net earnings per share	$0.12	$0.08	$0.05	$0.12
Diluted earnings (loss) per share:
Earnings from continuing operations	$0.12	$0.09	$0.05	$0.03
(Loss) earnings from discontinued operations, net of tax	—	(0.01)	—	0.09
Net earnings per share	$0.12	$0.08	$0.05	$0.12

Note: The Company's fiscal year ends on the Saturday closest to October 31st and fiscal years generally contain 52 weeks. However, because of this accounting convention, every fifth or sixth fiscal year has an additional week, and 2012 will be reported as a 53-week fiscal year. The Company's first six months ended May 5, 2012 included 27 weeks compared to 26 weeks in the first six months of the prior year.

Spartech Corporation and Subsidiaries
Consolidated Condensed Balance Sheets

	(Unaudited)
	May 5,	October 29,
(Dollars in thousands, except share data)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,491	$877
Trade receivables, net of allowances of $2,548 and $2,437, respectively	153,915	156,432
Inventories, net of inventory reserves of $10,470 and $9,152, respectively	107,121	91,186
Prepaid expenses and other current assets, net	30,922	26,367
Assets held for sale	2,624	2,744
Total current assets	296,073	277,606
Property, plant and equipment, net	200,687	208,074
Goodwill	47,466	47,466
Other intangible assets, net	12,027	12,872
Other long-term assets	4,692	3,684

Total assets	$560,945	$549,702
Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$22,661	$25,211
Accounts payable	148,085	140,628
Accrued liabilities	32,350	30,919
Total current liabilities	203,096	196,758

Long-term debt, less current maturities	134,950	132,000

Other long-term liabilities:
Deferred taxes	41,672	41,676
Other long-term liabilities	6,121	6,336
Total liabilities	385,839	376,770
Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846 shares; outstanding: 30,796,685 and 30,831,919 shares, respectively	24,849	24,849
Contributed capital	201,707	201,945
Accumulated loss	(9,609)	(11,031)
Treasury stock, at cost, 2,335,161 and 2,299,927 shares, respectively	(48,233)	(49,286)
Accumulated other comprehensive income	6,392	6,455
Total shareholders’ equity	175,106	172,932

Total liabilities and shareholders’ equity	$560,945	$549,702

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows

	Six Months Ended
	May 5,	April 30,
(Unaudited and dollars in thousands)	2012	2011
Cash flows from operating activities
Net earnings	$1,421	$3,653
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,425	16,137
Stock-based compensation expense	917	1,541
Restructuring and exit costs	—	299
Loss on disposition of assets, net	53	192
Provision for bad debt expense	331	774
Change in current assets and liabilities	(10,178)	(13,434)
Other, net	(176)	(673)
Net cash provided by operating activities	8,793	8,489
Cash flows from investing activities
Capital expenditures	(8,382)	(14,201)
Proceeds from the disposition of assets	115	—
Net cash used by investing activities	(8,267)	(14,201)
Cash flows from financing activities
Bank credit facility borrowings, net	3,388	6,000
Payments on notes and bank term loan	(2,467)	(378)
Payments on bonds and leases	(250)	(255)
Debt issuance costs	(485)	(1,561)
Sale of treasury stock	2	—
Stock-based compensation exercised	(102)	(294)
Net cash provided by financing activities	86	3,512
Effect of exchange rates on cash and cash equivalents	2	7
Increase (decrease) in cash and cash equivalents	614	(2,193)
Cash and cash equivalents at beginning of period	877	4,900
Cash and cash equivalents at end of period	$1,491	$2,707

Non-GAAP Reconciliations

Within this press release we have included operating earnings (GAAP) to operating earnings excluding special items (Non-GAAP), net earnings from continuing operations (GAAP) to net earnings from continuing operations excluding special items (Non-GAAP) and net earnings from continuing operations per diluted share (GAAP) to net earnings from continuing operations per diluted share excluding special items (Non-GAAP). We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below.

We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

The following tables reconcile (GAAP) to (Non-GAAP) measures:

	Three Months Ended		Six Months Ended
	May 5,	April 30,	May 5,	April 30,
(unaudited and in thousands, except per share data)	2012	2011	2012	2011
Operating earnings (GAAP)	$8,549	$7,097	$8,022	$5,277
Restructuring and exit costs	—	548	—	1,377
Operating earnings excluding special items (Non-GAAP)	$8,549	$7,645	$8,022	$6,654
Net earnings from continuing operations (GAAP)	$3,674	$2,847	$1,403	$1,007
Restructuring and exit costs, net of tax	—	345	—	868
Net earnings from continuing operations excluding special items (Non-GAAP)	$3,674	$3,192	$1,403	$1,875
Net earnings from continuing operations per diluted share (GAAP)	$0.12	$0.09	$0.05	$0.03
Restructuring and exit costs, net of tax	—	0.01	—	0.03
Net earnings from continuing operations per diluted share excluding special items (Non-GAAP)	$0.12	$0.10	$0.05	$0.06

The following table reconciles operating earnings (loss) (GAAP) to operating earnings (loss) excluding special items (Non-GAAP) by segment (in thousands):

	Three Months Ended			Three Months Ended
	May 5, 2012			April 30, 2011
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$8,595	$—	$8,595	$7,915	$109	$8,024
Packaging Technologies	5,174	—	5,174	6,358	131	6,489
Color and Specialty Compounds	2,677	—	2,677	121	308	429
Corporate	(7,897)	—	(7,897)	(7,297)	—	(7,297)
Total	$8,549	$—	$8,549	$7,097	$548	$7,645